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Exhibit 99.4  Press Release



PRESS RELEASE
March 5, 1998

                            For further information contact:
                            David M. Bradley
                            Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                            825 Central Avenue
                            Fort Dodge, Iowa 50501
                            515-576-7531

                   NORTH CENTRAL BANCSHARES, INC. ANNOUNCES
                           STOCK REPURCHASE PROGRAM

Fort Dodge, Iowa, March 5, 1998 - North Central Bancshares, Inc. (Nasdaq:
"FFFD") (the "Company"), the holding company for First Federal Savings Bank of Fort Dodge, announced that it will commence a stock repurchase program beginning on or about March 11, 1998. The program authorizes the Company to repurchase up to five percent of its 3,266,483 outstanding shares of common stock during the next twelve months. The repurchases will be made from time to time, in open market transactions, at the discretion of management.

North Central Bancshares, Inc., with over $300 million in assets, is the holding company for First Federal Savings Bank of Fort Dodge, a federally chartered stock savings bank. First Federal is a community-oriented institution serving Iowa through 7 full service locations in Fort Dodge, Nevada, Ames, Burlington and Mt. Pleasant, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.